                         SALE AND PURCHASE AGREEMENT

     THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered as of the 13th day of February, 1997, by and among RAMCO-NYL 1987 LIMITED PARTNERSHIP, a Texas limited partnership ("R-NYL"), and RB OPERATING COMPANY, an Oklahoma corporation ("RBOC"), (R-NYL and RBOC being hereinafter referred to collectively as "Seller"), and WYNN-CROSBY 1996, LTD., a Texas limited partnership ("W-C Ltd."), WILDCARD OIL & GAS COMPANY, a Texas corporation ("Wildcard"), WYNN-CROSBY (TEXAS), LLC, a Texas limited liability company ("WCT"), and PROVIDENCE ENERGY CORP., a Texas corporation ("Providence"), (W-C Ltd., Wildcard, WCT and Providence being hereinafter referred to collectively as "Buyer").

     WITNESSETH THAT:

     WHEREAS, Seller is the owner of the Interests, as hereinafter defined);
and

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Interests on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                   ARTICLE 1
                          PROVISIONS CONCERNING BUYER

          1.1 PARTIES COMPRISING BUYER. Except as otherwise indicated to the contrary in the various provisions of this Agreement the term "Buyer" as used herein is intended to be inclusive of all parties comprising Buyer, as hereinabove defined. Prior to the Closing (hereinafter defined), all parties comprising Buyer shall act in concert in exercising the rights and performing the obligations of Buyer under this Agreement. In order to effectuate such agreement, each party comprising Buyer hereby irrevocably appoints W-C Ltd. as such party's agent and representative with respect to all rights to be exercised and obligations to be performed by Buyer hereunder prior to the Closing. All notices and other communications given or made by W-C Ltd. prior to the Closing shall be binding upon all parties comprising Buyer, and Seller shall never be obligated to deal with, or to accept, act upon or be bound by notices from, the individual parties comprising Buyer other than W-C Ltd.

          1.2 OBLIGATIONS AT CLOSING; POST-CLOSING. At the Closing, each party comprising Buyer will purchase and receive from Seller an assignment of an undivided percentage interest in each group of properties (i.e., Rocky Mountain, Gulf Coast, East Texas Operated and Texas(Other), individually a "Property Group" and collectively the "Property Groups") comprising the Interests (hereinafter defined), and will pay therefor a percentage of the

Purchase Price (hereinafter defined) attributable to each Property Group, equal to the percentage set opposite the name of such party in Appendix I under the heading for each Property Group (as to each such party and each Property Group, the "Applicable Percentage"). Failure to close of any party comprising Buyer shall be deemed a failure to close of all parties comprising Buyer; however, any party comprising Buyer may assume the responsibilities of any other party failing to perform hereunder and thereby succeed to the rights and obligations of the non-performing party. Following the Closing, the obligations of Seller to Buyer and of Buyer to Seller as provided herein will be several as between Seller and each party comprising Buyer and will relate only to the Applicable Percentage interest in the Interests acquired by each party comprising Buyer.

                                    ARTICLE 2
                       SALE AND PURCHASE OF THE INTERESTS

          2.1 INTERESTS. Seller is the owner of undivided interests in and under oil and gas leases covering lands upon which the wells or units described in Exhibit A are located, or to which production from the wells or units described in Exhibit A is attributed by reason of inclusion in a statutory or voluntary unit, together with undivided interests attributable to said leases in the wells, personal property, fixtures and equipment located on the lands covered by said leases or units, or used or obtained in connection with the production and development thereof, and together with all contracts, agreements, licenses, permits, easements, orders of regulatory agencies and other rights and interests relating thereto (collectively, the "Interests").

          2.2 AGREEMENT FOR SALE AND PURCHASE; EFFECTIVE TIME. Seller hereby agrees to sell to each party comprising Buyer, and each party comprising Buyer hereby agrees to purchase from Seller on the Closing Date (as hereinafter defined), such party's Applicable Percentage share of each Property Group, as set out in Appendix I opposite the name of such party.
The effective time of the sale and purchase of the Interests (the "Effective Time") shall be (i) as to all of the Interests other than West Cameron Block 504, 7:00 a.m. local time (in each locality where such items of the Interests are located) on January 1, 1997, and (ii) as to West Cameron Block 504, 7:00 a.m. Central Time on November 1, 1996.

          2.3 PURCHASE PRICE. The purchase price for the Interests (the "Purchase Price") shall be the sum of (i) $10,762,000 (the "Base Price"), allocated among the Property Groups as set out in Exhibit A, less (ii) the Net Adjustment (as hereinafter defined) applicable to each Property Group. The Purchase Price, less the Deposit (as hereinafter defined), shall be paid by Buyer in immediately available funds at the Closing (as hereinafter defined).

          2.4 NET ADJUSTMENT. The Net Adjustment shall be the sum of the adjustment amounts described in Sections 3.4 (Title

Defects), Section 7.4 (Gas Imbalances), Section 7.5 (Disapproved Operations),
Section 7.6 (Preferential Rights), Section 7.7 (Operations Subsequent to the Effective Time), Section 7.8 (Revenues in Suspense) and Section 8.5 (Environmental Defects). A Net Adjustment shall be calculated as to each Property Group.

          2.5 DEPOSIT. Contemporaneously with the execution of this Agreement, Buyer is delivering to Seller, in immediately available funds in accordance with wire instructions furnished by Seller, the sum of $1,076,200 as a deposit toward the Purchase Price (the "Deposit"). The Deposit shall be paid by Buyer in the amounts set out in Appendix I and so credited toward the Purchase Price payable by each such party at the Closing. In the event that Buyer shall fail to close the transaction contemplated hereby in accordance with the terms of this Agreement, and provided that the conditions precedent to the obligations of Buyer as set forth in Article 9 hereof have been fulfilled or Seller is ready, willing and able to comply with all such conditions precedent, Seller shall be entitled to retain the Deposit as liquidated damages pursuant to Section 11.2.

          2.6 AGREED VALUES. The Base Price has been allocated by the parties among the Interests as set out in Exhibit A. The amounts so allocated and are referred to herein as the "Agreed Values" of such items of the Interests.

          2.7 WILDCARD LIKE-KIND EXCHANGE. Wildcard has elected to structure the Closing as to its Applicable Percentage share of the Interests in such a manner so as to qualify as a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. In connection therewith, Wildcard has conveyed oil and gas properties to an exchange partner and has designated its Applicable Percentage share of the Interests as the properties to be exchanged therefor. The funds to be utilized to pay the Purchase Price attributable to Wildcard's Applicable Percentage share of the Interests are being held by a third party (the "Intermediary") who will pay the Purchase Price for such share of the Interests at the Closing. Notwithstanding such exchange transaction and Seller's consent thereto, Wildcard shall remain responsible for all of its obligations under this Agreement, whether accruing before or after the Closing (including, without limitation, the obligation to pay the Purchase Price if the Intermediary fails to do so at the Closing), and Seller shall never be required or obligated to look to the Intermediary for payment or performance of any of such obligations. In no event shall Seller be required to, by reason of the exchange agreement or otherwise in connection with the exchange, (i) defer the Closing or retain title to the Interests beyond the Closing, (ii) take title to any property of Wildcard, the Intermediary or any other person or entity, or (iii) incur any cost, expense (including attorney's fees) or other obligation or liability of any nature whatsoever in connection with facilitating the transaction contemplated by the exchange agreement or otherwise in connection with the exchange. Wildcard agrees to indemnify and hold harmless Seller from and against any and all cost, expense or other obligation or liability described in clause (iii) next above.

                                    ARTICLE 3
                         TITLE EXAMINATION; ADJUSTMENTS

          3.1 TITLE MATERIALS. From the date hereof to the Closing Date, Seller shall provide Buyer full opportunity to examine the books, records and files of Seller insofar as they pertain to the Interests. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Buyer in connection with this Agreement.

          3.2    TITLE DEFECTS; DEFENSIBLE TITLE.

                 (a) As used herein, the term "Title Defect" shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that Seller does not have Defensible Title (hereinafter defined), as distinguished from technically marketable title, to any of the Interests; provided, no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

                 (b) As used herein, the term "Defensible Title" means clear, unencumbered and uncontested title in Seller to the Interests such that (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in Exhibit A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Seller is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from each well or unit described in Exhibit A which is not less than the Net Revenue Interest set out in Exhibit A in connection with the description of such well or unit, (ii) Seller owns an undivided interest (expressed as a decimal) equal to the Working Interest set out in Exhibit A in connection with the description of each such well or unit in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (iii) Seller is obligated for a fraction of the costs relating to the exploration, development and operation of such well or unit no greater than the Working Interest set out in Exhibit A in connection with the description of such well, and (iv) except as shown in Exhibit A, Seller's interests in such wells and the production therefrom are not subject to being reduced by virtue of reversionary interests owned by third parties.

                 (c)  As used herein, the term "Permitted Encumbrances" means
(i) matters described without material omission in any of the Exhibits or Schedules attached hereto, (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce Seller's Net Revenue Interest in any of the Interests to less than that described in Exhibit A, (iii) liens for taxes, assessments, labor and materials where payment is not due, (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions customary in the oil and gas industry, (B) they do not adversely affect or burden the ownership of the Interests, (C) all amounts due and payable by Seller thereunder have been paid, and (D) Seller is not in material default thereunder, (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value, materially increase the cost of operation of any of the Interests or otherwise adversely affect the operation thereof, and (vi) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Seller or its predecessors in or the receipt of production revenues from the Interests affected thereby.

          3.3    TITLE EXAMINATION; NOTICE OF DEFECTS.

                 (a) Promptly after execution of this Agreement, Buyer shall, at Buyer's sole cost and expense, commence and pursue such examination of title to the Interests as Buyer deems necessary or proper. Buyer will conclude its title review and give notice to Sellers of any asserted Title Defects affecting the Interests not later than February 23, 1997 (the "Title Notice Date"). Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Base Price by reason of the existence of such Title Defect. Buyer shall be deemed to have waived any Title Defects existing with respect to the Interests except to the extent such Title Defects (i) constitute a breach of the special warranty contained in the Assignment, Conveyance and Bill of Sale to be delivered at Closing, or
(ii) are set out in a notice given to Seller on or prior to the Title Notice
Date.

                 (b) Seller shall have a period of five (5) days after the Title Notice Date to cure all or any portion of the Title Defects described in any notice(s) of Title Defects affecting Interests properly given by Buyer prior to such date. In the event

Seller is unable or unwilling to cure any of the asserted Title Defects prior to the expiration of each cure period, the parties shall proceed in accordance with Section 3.4.

          3.4    ADJUSTMENTS.

                 (a) If any uncured Title Defect is based on Buyer's substantiated notice in reasonable detail that Seller owns a Net Revenue Interest less than that shown on Exhibit A with respect to a particular item of the Interests, then the Agreed Value of such item shall be reduced in the same proportion that the actual Net Revenue Interest bears to the Net Revenue Interest shown therefor on Exhibit A and the amount of such reduction shall constitute the approved adjustment amount with respect to such Title Defect.

                 (b) If any uncured Title Defect involves a substantiated claim against or uncertainty with respect to Seller's title to a particular item of the Interests, the parties shall attempt to negotiate a mutually acceptable reduction in the Agreed Value of the affected item of the Interests by reason of such defect. In the event the parties agree on an appropriate reduction in the Agreed Value, such amount shall constitute the principal amount of Buyer's approved claim with respect to such Title Defect.
 If the parties are unable to agree on an appropriate reduction and Buyer elects not to waive the Title Defect, then Seller shall have the option of
(i) proceeding to Closing but reducing the Base Price by the Agreed Value of such item, or (ii) excluding the affected item from the Interests being sold and reducing the Base Price by the Agreed Value of such item, or (iii) if the sum of the Agreed Values of the Interests for which Buyer has given a Notice of Title Defects exceeds $645,000, and if Buyer or Seller elects to terminate this Agreement pursuant to the provisions of Section 3.4(d) by reason thereof, then either Buyer or Seller may elect to postpone the Closing and arbitrate the disputed issues to determine if Title Defects in fact exist which would result in reducing the Purchase Price by more than the sum of $645,000. Such arbitration shall be conducted in accordance with the procedures set out in Section 11.4 hereof. In the event the arbitrator shall determine that the Title Defects asserted by Buyer in fact constitute Title Defects which would result in reducing the Purchase Price by more than $645,000, then this Agreement shall terminate effective as of the date such award is issued. If, however, the arbitrator shall determine that such asserted Title Defects do not in fact constitute Title Defects under this Agreement aggregating more than $645,000, then the Closing shall occur on the day that is five (5) business days after the issuance by the arbitrator of such award. The award of the arbitrator shall be final and not subject to appeal or judicial review of any nature whatsoever.

                 (c) Notwithstanding the provisions of subsections (a) and
(b) above, Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects unless the sum of all such claims approved pursuant to Section 3.4(a) or agreed to by Seller pursuant to Section 3.4(b) exceeds the sum of $20,000.

                 (d) In the event the aggregate adjustment for Title Defects exceeds the sum of $645,000, either Seller or Buyer may elect by written notice to the other to terminate this Agreement, subject to the arbitration provisions of Section 3.4(b) hereof. In the event this Agreement is so terminated, Seller shall promptly return the Deposit to Buyer.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as of the date hereof as follows:

          4.1 ORGANIZATION. R-NYL is a limited partnership, duly organized and validly existing under the Texas Revised Uniform Limited Partnership Act. RBOC is a corporation, duly organized and validly existing under the laws of the State of Oklahoma. Each Seller has the power and authority under its governing corporate and partnership documents and applicable law to own and use its properties and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor.

          4.2 AGREEMENT AUTHORIZED. This Agreement has been duly authorized, executed and delivered by each Seller and all requisite corporate and partnership action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the sale of the Interests.

          4.3 VALID AGREEMENT. This Agreement constitutes the valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, and all instruments required hereunder to be executed and delivered by each Seller at the Closing will constitute valid and binding agreements of such Seller enforceable against such Seller in accordance with their terms.

          4.4 BROKERS AND FINDERS. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

          4.5 COMPLIANCE WITH AGREEMENTS AND LAWS. No material default exists under any of the terms and provisions, express or implied, of the leases or any material agreement, contract or commitment to which Seller is a party or to which any part of the Interests is subject, and Seller has not received any notice of any claim of such default. To Seller's knowledge, all wells included in the Interests have been drilled, completed and operated, and all production therefrom has been accounted for and paid to the persons entitled thereto in substantial compliance with all applicable Federal, state and local laws and applicable rules and regulations of the Federal, state and local regulatory authorities having jurisdiction thereof.

          4.6 SALE OF PRODUCTION. Seller is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Interests at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except for routine suspense on new wells, proceeds from the sale of oil and gas from the Interests are being received by Seller in a timely manner and are not being held in suspense for any reason.

          4.7 PRODUCTION AND AD VALOREM TAXES. All ad valorem, property, production, severance and similar taxes based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid and all required returns and reports related thereto filed.

          4.8 MATERIAL EXECUTORY CONTRACTS RELATING TO THE ASSETS. Except for operating agreements, gas purchase and sale contracts and similar operating and disposition of production contracts containing terms and provisions reasonably customary in the industry, there are no material contracts or agreements affecting the Interests for which Buyer will have any responsibility or liability after the Closing.

          4.9 CLAIMS OR LITIGATION. There is neither any suit, action or other proceeding pending before any court or governmental agency nor, to the knowledge of Seller, any claim, dispute, suit, action or other proceeding threatened against Seller or any of the Interests or any third party which might result in the impairment or loss of Seller's title to any of the Interests or the value thereof, or increase the cost of operation thereof.

          4.10 ASSIGNMENTS PRIOR TO CLOSING. Seller has not since the Effective Time made any assignment, conveyance or encumbrance of the Interests.

          4.11 OPERATIONS. Except as described in Schedule 6.2, no operations of the types prohibited by Section 6.2 hereof have been conducted since the Effective Time or are now being conducted.

          4.12 CONSUMMATION OF TRANSACTIONS. The consummation of the transactions contemplated hereby will not constitute a violation or breach of, or an event of default under, any contract or agreement affecting the Interests or constitute the happening of a condition upon which any other party to such a contract may exercise any right or option which will adversely affect any of the Interests.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Each party comprising Buyer represents and warrants to Seller as to such party as follows:

          5.1 ORGANIZATION. (i) W-C Ltd. is a limited partnership, (ii) WCT is a limited liability company, and (iii) each of Wildcard and Providence is a corporation, all duly organized and validly existing under the laws of the State of Texas.

          5.2 AGREEMENT AUTHORIZED. This Agreement has been duly authorized, executed and delivered by Buyer and all requisite partnership or corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the purchase of the Interests, and Buyer has all necessary authority under its partnership agreement or charter, bylaws and other governing documents, and otherwise has good right and lawful authority, to consummate the same.

          5.3 VALID AGREEMENT. This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer at the Closing will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms.

          5.4 BROKERS AND FINDERS. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

                                    ARTICLE 6
                       COVENANTS OF SELLER PENDING CLOSING

          Seller covenants and agrees with Buyer that from and after the date of this Agreement and until the Closing, Seller will conduct its business subject to the following provisions and limitations:

          6.1 ORDINARY COURSE. The Interests will be maintained and operated in a good and workmanlike manner consistent with historical practices, and Seller will timely pay or cause to be paid all costs and expenses incurred in connection therewith.

          6.2    RESTRICTIONS ON OPERATIONS.  Subject to the provisions of
Section 7.5 hereof, except with Buyer's prior written consent no operations will be conducted for the drilling of any new well, the reworking or redrilling of any existing well or the making of any other capital expenditure on the Interests requiring an expenditure by Seller in excess of $25,000 for any single project or $150,000 in the aggregate. Insofar as any of the following described actions would affect the Interests, Seller will not waive any rights or enter into any new agreements or commitments other than in the ordinary course of business, abandon any well capable of commercial production (based upon prevailing economic conditions), release or abandon any Interests, or encumber, sell or otherwise dispose of any of the Interests other than personal property thereon which is replaced by equivalent property or consumed in the operation of such Interests in the ordinary course of business. Buyer expressly consents to the post-Effective Time operations described in Schedule 6.2.

          6.3 MAINTENANCE OF FILES. Seller will exercise reasonable diligence in safeguarding and maintaining secure all files, books and records currently maintained.

          6.4 ACCESS OF BUYER. Buyer shall have access to the employees, offices, properties, records, files, geological and geophysical data, engineering reports and evaluations, books of account, and all other information of the Seller pertaining to the Interests; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller's normal operations. Seller shall reasonably assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other representatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer shall have the right, at Buyer's sole cost and expense, to make copies of such records, files and other materials as Buyer may deem advisable.

                                    ARTICLE 7
                      ADDITIONAL AGREEMENTS OF THE PARTIES

          7.1 RETURN OF INFORMATIONAL MATERIAL. If this Agreement is not consummated, Buyer shall return to Seller all of the items of information which Seller has delivered to Buyer hereunder, including all copies of same made by Buyer.

          7.2 CONFIDENTIALITY OF INFORMATION. If the purchase and sale of the Interests as contemplated by this Agreement is not completed, Buyer (i) will keep the information furnished to Buyer hereunder or in contemplation hereof strictly confidential, except to the extent such information (A) becomes public other than as a result of dissemination by Buyer, (B) was already known to Buyer other than as a result of a breach of a confidentiality restriction, or (C) is furnished to Buyer by a third party independently of

Buyer's investigation pursuant to this Agreement, and (ii) will not use any of such information to Buyer's financial advantage or in competition with Seller. Notwithstanding the provisions of Section 14.6 hereof, this provision shall not be construed as superseding or limiting the provisions of any confidentiality agreement heretofore executed by and between Buyer and Seller.

          7.3 COMPLIANCE WITH CONDITIONS. Buyer and Seller, respectively, will proceed diligently using all reasonable efforts to cause all of the conditions to the obligations of Seller and Buyer, respectively, to be timely satisfied.

          7.4 GAS IMBALANCES. Seller and Buyer acknowledge, but Seller does not represent or warrant, that certain gas imbalances existed at the Effective Time with respect to production from or attributable to certain of the Interests. The best information concerning such imbalances available to Seller as of the date of this Agreement is set forth on Schedule 7.4 . At the Closing, the Base Price shall be adjusted downward by the amount of $135,231 to take into account the imbalances reflected in Schedule 7.4. For all purposes hereunder, the Agreed Value of each item of the Interests on which a gas imbalance exists shall be adjusted to take into account the imbalance existing on such item of the Interests. If, prior to the Title Notice Date, either Seller or Buyer determines that the net gas imbalance (that is, the difference between aggregate overproduction attributable to Seller's interest in the Interests and the aggregate underproduction attributable to such interest) at the Effective Date was less or greater than that set forth on Schedule 7.4, the party making such determination shall so notify the other party. If such decrease or increase is confirmed, the Base Price shall be adjusted at the Closing by an amount equal to $1.50 per Mcf for the decrease or increase in net overproduction from that shown in
Schedule 7.4; provided, however, that no adjustment shall be made unless the decrease or increase in net overproduction exceeds 10,000 Mcf. If, after the Title Notice Date but not later than June 1, 1997, either party notifies the other that the net gas imbalance at the Effective Time was less or greater than that set forth on Schedule 7.4, and that such decrease or increase in net overproduction (LESS any volume for which a Purchase Price adjustment was made at Closing) exceeded 10,000 Mcf, then if such decrease or increase is confirmed (i) Seller shall pay to Buyer an amount equal to $1.50 per Mcf for any increase in net overproduction, or (ii) Buyer shall pay to Seller an amount equal to $1.50 per Mcf for any decrease in net overproduction.

          7.5 CAPITAL EXPENDITURES. During the period from the execution of this Agreement to the Closing Date, Seller will consult with Buyer from time to time with respect to any operation proposed to be conducted on the Interests and reasonably expected to require an expenditure by Seller in excess of $25,000 for any single project or $150,000 in the aggregate, and will provide Buyer with all information reasonably available to Seller with respect thereto.

Buyer shall, within ten (10) days after receipt of Seller's recommendation for conducting or participating in any such project, or within such lesser period as may be required by the terms of any applicable agreement, approve or disapprove such project. Failure of Buyer to respond within the time required will be deemed to constitute disapproval by Buyer of the project.
In the event Buyer approves such project, Seller shall conduct, propose or elect to participate in such project and shall incur and pay as they become due the expenditures associated therewith. In the event the project or operation is a well proposed by an unrelated third party and Seller must, by operation of an applicable agreement or order of a regulatory agency, elect either to participate in such well or lose the right to participate in such well and/or other rights in the unit in which such well is proposed (for example, but not by way of limitation, a non-consent penalty under a joint operating agreement, requirement to accept consideration in lieu of participation under a pooling order or forfeiture of the right to participate in future development under an area of mutual interest agreement), and Buyer disapproves or is deemed to have disapproved participation by Seller in such well, then, upon five (5) days written notice to Buyer (during which time Buyer may reverse its decision and approve participation by Seller), Seller may elect to exclude from the Interests and the sale hereunder the property on which such operation is to be conducted and reduce the Base Price by the Agreed Value of such item of the Interests.

          7.6 CONSENTS; PREFERENTIAL RIGHTS TO PURCHASE. Promptly after execution hereof, Seller will proceed diligently to solicit any consents to the transfers contemplated hereby which are required to be obtained from third parties and will give all notices required by existing contracts with respect to preferential rights to purchase on the part of third parties and to obtain waivers of such preferential rights. Any item of the Interests which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date (other than routine consents required in connection with federal, state and Indian leases), or which is subject to a preferential right to purchase which has not expired and has not been waived prior to the Closing Date, may, at Buyer's option, be excluded from the Interests and the sale hereunder and the Base Price reduced by the Agreed Value of such item of the Interests.

          7.7 ADJUSTMENTS FOR OPERATIONS SUBSEQUENT TO THE EFFECTIVE TIME. The following adjustments shall be made to the Base Price for operations conducted subsequent to the Effective Time to the extent the following described items of revenue and expense relate to the Interests:

                 (a) The Base Price shall be adjusted upward by all amounts actually paid by Seller in respect of (i) actual direct operating expenses and capital expenditures (other than those prohibited by the terms hereof),
(ii) overhead or indirect expenses
required to be paid by the terms of existing operating agreements, and (iii) ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property, the production or removal of hydrocarbons or the receipt of proceeds therefrom; to the extent such expenditures relate to the period between the Effective Time and the Closing Date on the accrual method of accounting. Ad valorem taxes shall be prorated on the basis of time, and if the taxes cannot be determined for the current taxable year, then the amount thereof for the taxable year most recently ended shall be used in determining ad valorem taxes attributable to a particular period of time. Ad valorem taxes assessed on production prior to the Effective Time shall be the responsibility of Seller regardless of when such taxes are assessed.

                 (b) The Base Price shall be adjusted downward by all proceeds actually received by Seller (including proceeds from sale or salvage of any personal property forming a part of the Interests as well as the hydrocarbons produced therefrom and attributable thereto) to the extent such proceeds relate to the period from the Effective Time to the Closing Date on the accrual method of accounting. Proceeds received by Seller after the Effective Time for the sale of production in storage at the Effective Time shall remain the property of Seller and shall not give rise to an adjustment.

          7.8 REVENUES IN SUSPENSE. The Purchase Price shall be adjusted downward at the Closing by the amount of all revenues held in suspense by Seller with respect to the Interests. Seller shall furnish Buyer at the Closing a schedule of such suspense revenues. Buyer agrees to pay when due to the owners thereof or otherwise in accordance with applicable law all such revenues for which an adjustment is made and to indemnify and hold harmless Seller with respect to the payment thereof, including, without limitation, any penalties, interest and other charges relating thereto to the extent included in the amount for which an adjustment is made or accruing after the Effective Time.

                                    ARTICLE 8
                              ENVIRONMENTAL MATTERS

          8.1 PHYSICAL CONDITION OF THE PROPERTIES. The Properties (solely for purposes of this Article, the term "Properties" shall mean the lands covered by the leases included in the Interests or included in a statutory or voluntary unit with such lands, and shall included both the surface and the subsurface) have been used for oil and gas drilling, production, gathering and processing operations, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Seller or be readily apparent by a physical inspection of the Properties. Third parties may have used the Properties or the surface rights thereon for other purposes as well. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties. Buyer is hereby notified that detectable amounts of regulated and unregulated chemicals and other substances which may pose a threat to health or to plants or wildlife, or which are known to cause illnesses, diseases, cancer, birth defects and other reproductive harm, may be found in, on or around the Properties. Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Buyer's investigation. In addition, Buyer acknowledges that some oil field production equipment may contain various contaminants or hazardous substances, including without limitation, asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Buyer expressly understand that NORM may affix or attach itself to the inside of wells, materials, pipes and equipment as scale or in other forms, and that wells, materials, pipes and equipment located on the Properties may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the removal and disposal of various contaminants or hazardous substances, including without limitation asbestos and NORM, from the Properties where it may be found. The statements in this Section 8.1 are intended as disclosures and acknowledgments of possible conditions existing on the Properties.

          8.2    ENVIRONMENTAL ASSESSMENT.

                 (a) Buyer shall have the right, at Buyer's sole cost, risk, and expense, to undertake an environmental assessment of the Properties during the period ending on the Title Notice Date (the "Inspection Period"). Buyer and its agents shall have the same right as Seller to enter upon the Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, including soil borings (and, after notice and consultation with Seller, drilling groundwater monitoring wells), an generally conduct such tests, examinations, investigations and studies as Buyer deems necessary or appropriate for preparing appropriate engineering and other reports and making judgments relating to the Properties, their condition, and the presence of chemicals and other substances. Seller shall cooperate with any efforts of Buyer and its agents to obtain third party consents for access to those parcels of land within the Properties to which Seller may not presently have access. Buyer and its agents shall have reasonable access to Seller's agents and employees in the course of conducting Buyer's environmental assessment. Buyer agrees to provide to Seller a copy of all facts discovered in the course of conducting Buyer's environmental assessment, including all direct observations (if in writing or other tangible or transferable medium), data and summaries thereof. Buyer shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller, except that Buyer may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Buyer provides such information to Seller. If Buyer determines that conditions on a Property do not satisfy the environmental standards set forth in Section 8.4 below in a material respect, then Buyer may notify Seller of such condition by providing Seller, on or prior to the Title Notice Date, a written "Notice of Environmental Defect" setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Buyer claims is not satisfied, any Applicable Environmental Law (hereinafter defined) which Buyer contends has been breached or violated and, if the claimed defect arises from information contained in a document, a copy of such document or the relevant parts thereof. Buyer shall be deemed to have accepted without objection (i) the environmental conditions described in Schedule 8.4, and (ii) any Property which does not meet the environmental standards or which is subject to an environmental defect unless a Notice of Environmental Defect is given with respect to such Property on or prior to the First Title Notice Date.

                 (b) Buyer shall be deemed to have given, effective as of the date of this Agreement, a Notice of Environmental Defect with respect to the Properties and conditions described in Schedule 8.2.

          8.3 ACCESS; INDEMNIFICATION. Access to the Properties to conduct Buyer's environmental assessment shall be subject to the following conditions: Buyer waives and releases all claims against Seller and its partners, employees and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties, provided that Buyer does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Seller. Buyer shall indemnify Seller, its partners employees, and agents, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of (i) any and all statutory or common-law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Properties, and (ii) any injury to or death of persons or damage to property occurring in, on or about the Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnities). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

          8.4. ENVIRONMENTAL STANDARDS. This section sets out the environmental standards applicable to the Properties for purposes of this Agreement and do not constitute covenants, representations or warranties of Seller. Seller disclaims all warranties and representations regarding and makes no covenants with respect to environmental conditions on the Properties.

                 (a) The Properties shall not have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in a manner or to an extent that would subject Seller to a material liability for violation of any Applicable Environmental Laws (as defined below). Except as disclosed in Schedule 8.4, there shall not have been any release or discharge of a Hazardous Substance from the Properties in a manner or to an extent that would subject Seller to a material liability for violation of any Applicable Environmental Laws. "Hazardous Substance" shall mean any hazardous substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Applicable Environmental Laws in force as of the date hereof, including asbestos, radioactive substances, and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Properties under Applicable Environmental Laws. "Applicable Environmental Laws" shall mean
(i) all federal statutes regulating or prescribing restrictions regarding the use of the Properties or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any regulations promulgated under such federal statutes,
(iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment, and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

                 (b) Except as disclosed in Schedule 8.4, there are no agreements, consent or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of governmental authorities based on any Applicable Environmental Laws that require any material change in the present condition of the Properties, and Seller has not received any notice from any governmental authority or private or public entity advising Seller that it is or is potentially responsible for response costs under an Applicable Environmental Law as a result of Seller's ownership or activities in connection with the Properties.

                 (c) Except as disclosed in Schedule 8.4, no conditions or circumstances exist on the Properties that would subject Seller to any material damages, penalties, injunctive relief or cleanup or closure costs under any Applicable Environmental Laws or that would require cleanup, removal, remedial or corrective action or other response involving a material expenditure by Seller pursuant to Applicable Environmental Laws.

          8.5 PROPERTIES SUBJECT TO ENVIRONMENTAL DEFECT. Seller shall have a period of five (5) days after the Title Notice Date to cure or remediate the environmental defect(s) set out in any Notice of Environmental Defect timely and properly given by Buyer. In the event Seller is unable or unwilling to cure or remediate any such defect prior to Closing, one of the following shall occur:

                 (a) The parties shall agree upon an adjustment to the Purchase Price to compensate Buyer (i) for the defect and all future liability associated therewith or resulting therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

                 (b) If the parties are unable to reach agreement pursuant to (a) above, Seller, at its sole discretion, may elect to proceed to Closing but exclude the affected Property from the Interests and the sale hereunder and reduce the Base Price by the Agreed Value thereof.

                 (c) Notwithstanding the provisions of (a) and (b) above, Purchaser shall not be entitled to an adjustment of the Base Price pursuant to the provisions of this Section 8.5 unless the cumulative amount of all such adjustments exceeds $50,000.

                 (d)  With respect to the environmental defects described on
Schedule 8.2 as "excessive pressure on surface casing," each such defect shall be deemed cured if, as a result of Seller filling the annulus with heavy drilling mud or taking other appropriate action, the surface casing pressure as measured at the surface is reduced to zero. With respect to the environmental defect described on Schedule 8.2 as "open pit that needs to be remediated and closed," such defect shall be deemed cured if the contents of such pit are disposed of in an environmentally safe manner and the pit is closed, filled and leveled prior to the Closing. In the event any of the environmental defects described in Schedule 8.2 are not cured by Seller prior to the Closing in the manner hereinabove provided, then Buyer may elect to exclude the affected item of the Interests from the sale hereunder and reduce the Base Price by the Agreed Value thereof.

          8.6 INDEMNIFICATION OF SELLER. All liabilities attributable to conditions existing and operations conducted on the Properties assigned to Buyer, under Applicable Environmental Laws and under all future environmental laws, shall be liabilities of Buyer, and Buyer shall indemnify, defend, and hold harmless Sellers from and against all loss, cost, liability or expense attributable thereto or resulting therefrom.

                                  ARTICLE 9
                     CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any of such conditions:

          9.1 REPRESENTATIONS AND WARRANTIES OF SELLER. At and as of the Closing Date, the representations and warranties of Seller contained in
Article 4 hereof shall be true and correct in all material respects as though made on such date.

          9.2 PERFORMANCE OF THIS AGREEMENT. Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Seller under the terms of this Agreement on or prior to the Closing Date.

                                 ARTICLE 10
                     CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any of such conditions:

          10.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date.

          10.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.

                                 ARTICLE 11
                                 TERMINATION

          11.1. NONCOMPLIANCE BY SELLER. Buyer may terminate this Agreement by written notice to Seller if the conditions to Buyer's obligations under this Agreement, as set forth in Article 9 hereof, shall not have been complied with or performed in all material respects (and Seller shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Buyer. Under such circumstances, Buyer shall be entitled to a return of the Deposit, which shall be Buyer's sole remedy hereunder unless such termination is a result of Seller's failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Seller's obligations as set forth in
Article 10 have been performed or satisfied in all material respects, in which event Buyer shall be entitled to pursue any remedies existing at law or in equity.

          11.2. NONCOMPLIANCE BY BUYER. Seller may terminate this Agreement by written notice to Buyer if the conditions to Seller's obligations under this Agreement, as set forth in Article 10 hereof, shall not have been complied with or performed in all material respects (and Buyer shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Seller. In such event, Seller shall retain the Deposit as liquidated damages for Buyer's failure to purchase the Interests at the time specified herein. The parties hereto agree that time is of the essence for the consummation of the transactions contemplated hereby, that the amount of damages caused by Buyer's breach would be very difficult to calculate exactly, and that the provision for liquidated damages contained in this Section 11.2 shall not be construed as a penalty provision. Such right to liquidated damages shall be Seller's sole remedy hereunder, unless such termination is as a result of Buyer's failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Buyer's obligations as set forth in Article 9 have been performed or satisfied in all material respects, in which event Seller shall be entitled to pursue any remedies existing at law or in equity.

          11.3. COOPERATION BY BUYER. In the event of termination of this Agreement, Seller shall be free to sell the Interests to any third party without any limitation under or by reason of this Agreement. Buyer shall cooperate with Seller in effectuating any such sale by promptly executing any instrument reasonably requested by Seller evidencing the termination of this Agreement or Buyer's right to acquire the Interests.

          11.4. ARBITRATION. In the event this Agreement is terminated by Buyer pursuant to Section 11.1 hereof or by Seller pursuant to Section 11.2 hereof and a dispute exists between the parties with respect to entitlement to the Deposit, such dispute shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the AAA.
The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be a licensed attorney experienced in transactions involving the sale and purchase of oil and gas properties (and, if the arbitration proceeding is commenced pursuant to the provisions of Section 3.4(b) hereof, experienced in oil and gas title examination). The arbitrator shall be instructed to make a determination that either Buyer is entitled to return of the entire Deposit or Seller is entitled to retain the entire Deposit (or, in the event of a proceeding commenced pursuant to Section 3.4(b) hereof, the existence and value of Title Defects timely asserted by Buyer). The decision of the arbitrator shall be conclusive and binding on the parties. The general expenses of arbitration, including the fees of the AAA if necessitated by reason of the failure of the parties to agree upon an arbitrator, shall be borne equally by Seller and Buyer; however, each party shall bear and pay the fees and expenses of its own witnesses, legal counsel and of the collection and presentation of its evidence.

                                 ARTICLE 12
                                   CLOSING

          12.1 DATE AND PLACE. The Closing shall be held at 9:00 o'clock a.m. on February 28, 1997 (the date on which the Closing actually occurs is referred to herein as the "Closing Date"). The Closing shall take place in the offices of Seller, 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma.

          12.2 SATISFACTION OF CONDITIONS. Not later than two (2) business days prior to the Closing Date, each party shall provide the other party such evidence of satisfaction of conditions under Sections 9.2 and 10.2 hereof as the other party shall have reasonably and timely requested.

          12.3 ASSIGNMENTS. At the Closing, Seller shall deliver to Buyer a fully executed and acknowledged Assignment, Conveyance and Bill of Sale, in the form attached hereto as Exhibit B, together with any necessary forms of assignment for Federal, State and Indian leases as required by applicable law and regulations.

          12.4 DETERMINATION AND PAYMENT OF PURCHASE PRICE. On the day that is two (2) business days prior to the Closing Date, Seller shall furnish to Buyer (i) a summary of the Base Price adjustments to be effected at the Closing pursuant to Sections 3.4, 7.4, 7.5, 7.6, 7.7, 7.8 and 8.5 hereof, and
(ii) based upon the information at (i), a calculation of the Purchase Price. Buyer and Seller shall work together diligently and in good faith prior to the Closing in an effort to agree upon the amount of the adjustments necessary to determine the Purchase Price, and if they do so agree, the agreed amount, less the Deposit, shall be paid by Buyer to Seller by wire transfer of immediately available funds at the Closing. If the parties cannot agree on the adjustment amounts necessary to determine the Purchase Price, the Closing shall occur as scheduled based on Seller's reasonable, good faith estimate of the Purchase Price ("Seller's Estimate") and the difference between Seller's Estimate and Buyer's calculation of the Purchase Price shall be deposited in escrow with a mutually acceptable institutional escrow holder pending a determination of the final

Purchase Price. In such event the final Purchase Price shall be determined either (i) by subsequent agreement of the parties, or (ii) by binding arbitration pursuant to an arbitration proceeding initiated and conducted substantially in accordance with the procedures set out in Section 11.4 hereof. In the event arbitration is necessary to determine the Purchase Price, prior to initiating the arbitration, each party shall furnish to the other a statement of such party's calculation of the Purchase Price. All fees and expenses of the arbitration, including attorneys' fees, expert witness fees and all other out-of-pocket expenses of BOTH parties, shall be paid by the party whose calculation of the Purchase Price bears the greatest difference from the Purchase Price determined by the arbitrator. The award of the arbitrator shall not be subject to appeal or judicial review of any nature and shall be promptly furnished to the escrow holder who shall make distribution of the escrowed funds in a manner consistent with such award.

          12.5 LETTERS IN LIEU. Seller shall execute and deliver to Buyer at the Closing, on forms prepared by Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests.

          12.6 CHANGE OF OPERATOR FORMS. At the Closing, Seller will execute and deliver to Buyer all forms reasonably known to Seller as being required by State or Federal agencies to reflect the resignation of Seller (or its affiliates) as operator of the Interests currently operated by Seller (or its affiliates) and the assumption of operations by Wynn-Crosby Energy, Inc. Buyer agrees to cooperate with Seller in the identification and preparation of the required forms.

                                 ARTICLE 13
                            POST-CLOSING MATTERS

          13.1 SALES TAXES. It is understood that the Purchase Price does not include sales taxes imposed on account of the transactions contemplated hereby. Buyer will be responsible for all such taxes, will remit same to the proper governmental authorities within the time allowed by law for payment thereof and will hold Seller harmless with respect thereto, including any penalties or interest assessed for late payment.

          13.2 RECEIPTS AND DISBURSEMENTS. If, after the Closing, Buyer receives any funds relating to operations on or production from the Interests prior to the Effective Time, including, without limitation, any joint interest account credits relating to operations prior to the Effective Time, or Seller receives any funds relating to operations on or production from the Interests after the Effective Time, then the party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof. Likewise, if Buyer shall be required to pay any amount relating to items of the Interests which accrued to the owner of the Interests before the Effective Time, or if Seller shall be required to pay any amount (not otherwise prohibited by the terms of this Agreement) relating to items of the Interests which accrued to the owner of the Interests after the Effective Time, then the party making such payment shall invoice the other party for the amount of such payment and the party receiving such invoice promptly shall pay the same. Notwithstanding the foregoing, there shall be no accounting for amounts received or paid which have already been taken into account in calculating the Purchase Price. In determining the amount paid by a party accruing during a period of time in respect of ad valorem taxes, the taxes shall be prorated as provided in Section 7.7.

          13.3 ALLOCATION OF LIABILITY. Seller shall, except as otherwise provided in clause (ii) of Section 13.4 hereof, remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests prior to the Effective Time. Buyer shall be liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests after the Effective Time, together with those additional liabilities and obligations assumed by Buyer pursuant to clause (ii) of
Section 13.4 hereof.

          13.4 ASSUMPTION. By acceptance of the Assignment, Conveyance and Bill of Sale at the Closing, Buyer shall be deemed to have accepted and assumed responsibility for all obligations and liabilities of Seller (i) accruing from and after the Effective Time under the terms of the leases included in the Interests, under all prior assignments in the chain of title to said leases, and under all joint operating agreements and other similar agreements to which said leases are subject or pursuant to which operations are conducted on the Land, (ii) relating to the environmental condition of and other conditions on and under the Land, whether existing as of the Effective Time or thereafter arising, and whether created by statute, regulation, rule, order, common law or contract, including, without limitation, any obligation to plug, replug or repair any well, or to restore, clean up or remediate the surface of the Land, and (iii) all obligations attributable to the Interests relating to gas overproduction, including balancing rights of third parties and any cash balancing obligations determined by contract, common law, settlement or court order or judgment.

          13.5 BOOKS AND RECORDS. Seller shall deliver to Buyer, as soon as practicable after the Closing Date (but in no event more than thirty (30) days after the Closing Date), all original books, files, records and other information of Seller (including, without limitation, land, geological, geophysical and accounting files, records and other material) relating to the Interests. For a period of five (5) years after the delivery of such files and records, Buyer shall permit Seller reasonable access to such files and records, but such right of access shall not constitute an obligation of Buyer to maintain such files in the same form as maintained by Seller prior to delivery thereof.

                                 ARTICLE 14
                                MISCELLANEOUS

          14.1 NOTICES. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

                 (a)  Notices to Buyer:

                      Wynn-Crosby Energy, Inc.
                      5956 Sherry Lane
                      Dallas, TX 75225
                      Attn:  Mr. Russell L. Harlow
                      Fax No. (214)987-4646

                      and to:

                      Providence Energy Corp.
                      3838 Oaklawn, Suite 1222
                      Dallas, TX 75219
                      Attn:  Mr. Mike Allen
                      Fax No. (214)522-9337

                 (b)  Notices to Seller:

                      Mr. Larry E. Lee
                      RAMCO Operating Company
                      5100 East Skelly Drive, Suite 650
                      Tulsa, OK 74135
                      Fax No. (918)663-9540

                      With copy to:

                      C. David Stinson, Esq.
                      McAfee & Taft A Professional Corporation
                      Tenth Floor, Two Leadership Square
                      Oklahoma City, Oklahoma 73102
                      Fax No. (405) 235-0439

          14.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Buyer may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.

          14.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

          14.4 EXPENSES. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

          14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.6 SUPERSEDING EFFECT. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

          14.7 GOVERNING LAW; ENFORCEMENT. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such litigation.

          14.8 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are attached hereto and by this reference made a part hereof.

          14.9 ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

          14.10 SURVIVAL. The representations and warranties of Seller set out in Article 4 hereof shall expire at, and be of no further force or effect after, the Closing, and Buyer shall have no claim against Seller for inaccuracy of any such representation or breach of any such warranty from and after the Closing. Buyer's only recourse for discovery of the inaccuracy of any representation or the breach of any warranty set out in Section 4 hereof shall be excused performance of Buyer's obligation to close pursuant to Section 9.1 hereof. The representations and warranties of Buyer as set out in Article 5 hereof shall survive the Closing. The covenants of the parties under this Agreement shall survive the Closing (for this purpose, nothing contained in Article 4 hereof shall be deemed to be a covenant).

          14.11 INDEMNITY. Seller agrees to indemnify, defend and hold Buyer harmless against any damage, loss, cost, liability and expense, including court costs and attorneys' fees, resulting from any breach of covenant on the part of Sellers hereunder. Buyer agrees to indemnify, defend and hold Sellers harmless against any damage, loss, cost, liability and expense, including court costs and attorneys' fees, resulting from any inaccuracy of representation or breach of warranty or covenant on the part of Buyer hereunder.

          14.12 FURTHER ASSURANCES. After the Closing the parties shall, at the sole cost and expense of the requesting party if more than an immaterial expense is involved, (i) furnish such additional information, (ii) execute and deliver such additional documents, and (iii) perform such additional acts, as may be necessary and reasonably requested by the other party or parties to effect the transaction contemplated by this Agreement.

          14.13 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party, (ii) no waiver given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

          Executed as of the date first above written.

                                SELLER:

                                RAMCO-NYL 1987 LIMITED PARTNERSHIP, a Texas limited partnership

                                By:  RAMCO Operating Company,
                                Managing General Partner



                                By /s/ Larry E. Lee
                                  --------------------------------------------
                                  Larry E. Lee, President

                                RB OPERATING COMPANY, an Oklahoma corporation



                                By /s/ Larry E. Lee
                                  --------------------------------------------
                                  Larry E. Lee, President

                                BUYER:

                                WYNN-CROSBY 1996, LTD., a Texas limited
                                partnership

                                By:  Eric Wynn Limited, a Texas
                                     limited partnership, as
                                     General Partner

                                By:  Wynn-Crosby Energy, Inc., as
                                     General Partner of Eric Wynn
                                     Limited



                                By /s/ Russell L. Harlow
                                  --------------------------------------------
                                  Russell L. Harlow, Vice President

                                WILDCARD OIL & GAS COMPANY



                                By /s/ Russell L. Harlow
                                  --------------------------------------------
                                              President

                                WYNN-CROSBY (TEXAS), LLC,

                                By:  Wynn-Crosby 1996, Ltd., a
                                     Texas limited partnership, as
                                     Manager

                                By:  Eric Wynn Limited, a Texas
                                     limited partnership, as
                                     General Partner of Wynn-Crosby
                                     1996, Ltd.

                                By:  Wynn-Crosby Energy, Inc., as
                                     General Partner of Eric Wynn
                                     Limited



                                By /s/ Russell L. Harlow
                                  --------------------------------------------
                                  Russell L. Harlow, Vice President

                                PROVIDENCE ENERGY CORP.



                                By /s/ Mike Allen
                                  --------------------------------------------
                                              President

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

I    Applicable Percentages and Allocation of Deposit

EXHIBIT

A    Listing of Interests; WI and NRI; Agreed Values

B    Assignment, Conveyance and Bill of Sale


SCHEDULES

6.2  Post-Effective Time operations

7.4  Gas balancing status

8.2  Environmental Defects

8.4  Environmental conditions on the Properties